Exhibit 99.1

ION announces termination of "at-the-market" equity offering program

HOUSTON - May 2, 2017 - ION Geophysical Corporation (NYSE: IO) today announced that its board of directors has authorized the Company to terminate, effective immediately, the Distribution Agreement (the “Agreement”) with Evercore Group L.L.C. (the “Agent”) providing for the Company’s “at-the-market” equity offering program (the “ATM Program”). The Agreement allowed the Company under the ATM Program to issue and sell, from time to time, through the Agent, shares of the Company’s common stock, par value $0.01 per share, having an aggregate gross sales price of up to $20,000,000 (the “Shares”). No Shares were sold under the ATM Program and the Company has no further obligations thereunder.

“The intent behind our ‘at-the-market’ offering was to put a program in place to give us the ability to be opportunistic if opportunities that require additional capital present themselves. Unfortunately it was not well received by the markets as our short interest increased 50%. Given the pricing pressure on the stock, we do not feel it’s in the best interests of ION’s shareholders to continue the program,” stated Brian Hanson, ION’s President and Chief Executive Officer. “As a result, we are terminating the program.”

About ION
ION is a leading provider of technology-driven solutions to the global oil and gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit iongeo.com.
Contact
Jamey Seely
Executive Vice President and General Counsel
+1.281.552.3011
jamey.seely@iongeo.com

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. Risk factors, which could affect actual results, are disclosed by each Company from time to time in their filings with the Securities and Exchange Commission (“SEC”), including their Annual Report on Form 10-K for the year ended December 31, 2016 and other subsequent filings.
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